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February  29,  2000

August  31,  1999
Peoplesway.Com,  Inc.
Matthew  M.  Monroe
2969  Interstate  Street
Charlotte,  NC  28208


Dear  Matthew  M.  Monroe:

This letter of understanding is to confirm our discussions regarding the agreement between DRM, Inc. (DRM) and subsidiaries (RMC Group, Inc. and RMC Group Canada, Ltd.) and Peoplesway.Com, Inc. (Peoplesway).
DRM will utilize Peoplesway as its exclusive internet sales and marketing agent beginning September 1, 1999. We feel this agreement will be mutually beneficial to DRM and Peoplesway to create an internet presence and sales. Peoplesway agrees to make its best effort to market on the internet the DRM product lines and other product lines that DRM may elect to offer through alliances and affiliate programs. Peoplesway will also market and maintain the sites of site owners within the multi-eNetwork. It will also understood that Peoplesway will begin the process of becoming the host for all sites. This will include acquiring all necessary equipment, programming and staff to necessary to provide this service.
In addition to products, DRM will also provide warehouse space, office space, customer service, warehouse and management personnel, supplies and other items necessary to promote the products.
The product cost will be invoiced to Peoplesway at cost plus 10%. The invoice will be submitted by the appropriate subsidiary based on the cost of the product sold on the internet for each subsidiary.
Each subsidiary will also invoice Peoplesway for all services and personnel provided on their behalf, based on the percentage of internet sales compared to their total sales.
We are excited about the opportunity for growth by both our companies through our internet sales and marketing agreement. If we can be of any assistance, please do not hesitate to contact us.
Regards,

R.  H.  Smtih
Vice  President  /  Secretary

Agreed  to  by  Matthew  M.  Monroe  on  behalf  of  Peoplesway.Com,  Inc.

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Matthew  M.  Monroe               Date